Exhibit 99.2

Covidien Completes Acquisition of Aspect Medical Systems Inc.

DUBLIN, Ireland – November 6, 2009 – Covidien (NYSE: COV), a leading global provider of healthcare products, today announced that it has completed the previously announced acquisition of Aspect Medical Systems Inc. for an aggregate consideration of approximately $210 million, net of cash and short-term investments acquired.

The tender offer expired at 12:00 midnight ET, at the end of November 5, 2009. At that time, the depositary for the offer advised Covidien that 16,195,245 shares of Aspect common stock had been validly tendered and not withdrawn, representing approximately 89.58% of the outstanding Aspect common shares. All shares that were validly tendered and not withdrawn were accepted for purchase and paid for in accordance with the tender offer. An additional 297,066 shares, or approximately 1.64% of the outstanding Aspect common shares, had been tendered pursuant to notices of guaranteed delivery.

Pursuant to the terms of the merger agreement, Transformer Delaware Corp., an indirect wholly owned subsidiary of Covidien, exercised its option to purchase newly issued shares from Aspect at the tender offer price. Following the purchase, Transformer Delaware Corp. owned sufficient shares to effect a short-form merger with and into Aspect, which then became an indirect wholly owned subsidiary of Covidien. Thereafter, Aspect common stock ceased to be traded on the NASDAQ.

“The acquisition of Aspect will broaden our monitoring portfolio and is consistent with our strategy to expand into adjacent market segments,” said Pete Wehrly, President, Respiratory & Monitoring Solutions, Covidien. “We are pleased to add Aspect’s clinical expertise, research & development organization and sales force to Covidien. The acquisition will expand our presence in the operating room and help us achieve our mission of enhancing the quality of life for patients and improving outcomes for our customers.”

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2008 revenue of $10 billion, Covidien has more than 41,000 employees worldwide in 59 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS:

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com